Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

BUTLER PUBLISHING, INC.

AND

CHIEF EXECUTIVE GROUP, LLC

June 23, 2009

TABLE OF CONTENTS

i

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER		12

	4.1	Authority	13

	4.2	Binding Effect	13

	4.3	No Violation	13

	4.4	Approvals and Filings	13

	4.5	Brokers’ or Finders’ Fees, Etc	13

	4.6	Acknowledgment	13

5.	BANKRUPTCY COURT MATTERS		14

	5.1	Bankruptcy Court Filings	14

	5.2	Competing Transactions	14

	5.3	Break-Up Fee; Expense Reimbursement	15

6.	COVENANTS		15

	6.1	Confidentiality	15

	6.2	Conduct of the Business Pending the Closing	16

	6.3	Consents	17

	6.4	Further Assurances, Post-Closing Cooperation	17

	6.5	Certain Matters Relating to Employees	18

	6.6	Supplementation and Amendment of Schedules	19

	6.7	Post-Closing Wind-Up	19

7.	CLOSING CONDITIONS		19

	7.1	Conditions to Each Party’s Obligations under this Agreement	19

	7.2	Conditions to the Obligations of Purchaser under this Agreement	19

	7.3	Conditions to the Obligations of Sellers under this Agreement	20

	7.4	Frustration of Closing Conditions	20

8.	SURVIVAL; REMEDIES		20

	8.1	Survival	20

	8.2	Remedies	20

9.	MISCELLANEOUS		21

	9.1	Construction of Certain Terms and Phrases	21

	9.2	Notices	21

	9.3	Entire Agreement	22

	9.4	Expenses	22

	9.5	Waiver	22

ii

9.6	Amendment	22

9.7	No Third Party Beneficiary	22

9.8	No Assignment, Binding Effect	22

9.9	Headings	23

9.10	Submission to Jurisdiction; Consent to Service of Process	23

9.11	Waiver of Right to Trial by Jury	23

9.12	Governing Law	23

9.13	Counterparts	23

9.14	Press Releases and Public Announcements	23

9.15	Certain Definitions	23

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made this 23rd day of June, 2009 by and between Chief Executive Group, LLC, a Delaware limited liability company (“Purchaser”), Butler Publishing, Inc., a Delaware corporation (“Publishing”), and with respect to Sections 1.1(ii), 1.11, 2.2(a)(iii), 2.2(a)(iv), 2.2(vi), 3.10, 6.1, 6.4, 7.3, and 9.10-9.12 only, Butler International, Inc., a Maryland corporation (“Parent” and together with Publishing, the “Sellers”).

RECITALS

WHEREAS, Publishing is in the business of publishing Chief Executive magazine, operating various websites associated therewith, and operating and holding conferences, symposia and other events in connection therewith (collectively, the “Business”);

WHEREAS, Parent is the owner of certain Intellectual Property used in the operation of the Business;

WHEREAS, Sellers have filed voluntary petitions for relief (the “Petitions”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) which have been administratively consolidated for procedural purposes only under a single case number (the “Bankruptcy Case”);

WHEREAS, subject to the terms and conditions set forth herein and the approval and order of the Bankruptcy Court, Publishing and Parent are agreeing to sell Publishing Acquired Assets (as defined below) and the Parent Acquired Assets (as defined below), respectively, in accordance with sections 105, 363 and 365 of the Bankruptcy Code; and

WHEREAS, Purchaser is agreeing to purchase the Publishing Acquired Assets and the Parent Acquired Assets and assume the Assumed Liabilities, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.	SALE OF ASSETS AND INTERESTS; PURCHASE PRICE

1.1           Purchase and Sale of Acquired Assets.  (i)           At the Closing, Publishing shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, accept, assume and receive, free and clear of all Liens, all of Publishing’s right, title and interest in, to and under all of Publishing’s property, assets and rights used or useful to the Business (other than the Excluded Assets), of every kind, character and description, whether tangible, intangible, personal or mixed and wheresoever located, that are owned by Publishing, including without limitation the following (the “Publishing Acquired Assets”):

(a)           Contracts.  All advertising, event and sponsorship contracts and all other contracts, tenancies, engagements and commitments, written or oral, expressed or implied, listed on Schedule 1.1(a) (subject to Section 1.1(iii) below, the “Acquired Contracts”);

(b)           Personal Property.  All personal property, including all office machinery, equipment, computer hardware, furniture, fixtures, supplies and equipment, used in the operation of the Business (including, without limitation, any of the foregoing listed on Publishing’s March 31, 2009 balance sheet and/or identified on Schedule 1.1(b));

(c)           Records.  All lists, business documents, records, files and reports, whether written, printed or electronically stored, which relate to the Business (the “Records”);

(d)           Intellectual Property, Goodwill, Etc.  All goodwill of the Business, all Intellectual Property related to the Business, including, without limitation, all rights of Publishing in the title and trade name “Chief Executive” (to the extent of Publishing’s rights in such title and trade name), e-mail addresses, url’s, domain names, all lists of current and prospective advertisers, subscribers and conference attendees, subscriber and circulation lists and data, including all contact information and histories, books and records and other information relating to the day-to-day Business (“Goodwill”); all universal product codes, stationery, forms, labels, shipping material, catalogs, brochures, art work, photographs, advertising material and promotional material, and all works in progress, including, without limitation, the current issue of “Chief Executive” magazine;

(e)           Telephone Numbers.  All telephone listings, telephone numbers and telephone advertising contracts of Publishing;

(f)           Accounts Receivable.  All of Publishing’s accounts receivable arising out of the Business;

(g)           Deposits, etc.  All payments, deposits and prepaid expenses of Publishing arising out of the Business;

(h)           Claims.  All claims, choses-in-action, warranties, refunds, rights of recovery, rights of set-off and rights of recoupment of any kind relating to the Business, the Publishing Acquired Assets and/or the Assumed Liabilities, but excluding any such claims, choses-in-action, warranties of refunds or rights of recovery, rights of setoff or rights of recoupment to the extent relating to Excluded Liabilities;

(i)           Permits.  To the extent transferable pursuant to applicable Law, all permits of Publishing held in connection with the Acquired Assets or the operation of the Business; and

(j)           Other.  All other assets of Publishing of any nature whatsoever, whether owned or used by Publishing relating to the Business or the Publishing Acquired Assets other than the Excluded Assets.

(ii)           At the Closing, Parent shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, accept, assume and receive, free and clear of all Liens, all of Parent’s right, title and interest in the Intellectual Property of Parent set forth on Schedule 1.1(ii) attached hereto, with all claims related thereto and all rights to protection therein (the “Parent Acquired Assets” and together with the Publishing Acquired Assets, the “Acquired Assets”).   For the avoidance of doubt, Parent is not selling, transferring, assigning or delivering to Purchaser, and Purchaser is not purchasing, accepting, assuming or receiving from Parent, any property, asset or right of Parent, other than the Parent Acquired Assets.

(iii)           At any time prior to 5:00 p.m., New York City time, on the second Business Day prior to the date (the “Auction Date”) of the auction provided for in the Bidding Procedures Order (the “Auction”), Purchaser may (i) add to Schedule 1.1(a) or remove from Schedule 1.1(a) any Acquired Contract to which Publishing is a party or (ii)designate other additional Excluded Assets by giving reasonably detailed written notice thereof to Publishing.  There shall be no adjustment in the Purchase Price as a result of Purchaser’s election to add or remove an Acquired Contract to or from Schedule 1.1(a) or designate any other additional Excluded Assets.  Notwithstanding the foregoing, if prior to the Closing, a party to an Acquired Contract disputes a Cure Amount with respect to the applicable Acquired Contract, or the Bankruptcy court enters an order approving a Cure Amount that is materially higher than the Cure Amount set forth opposite such Acquired Contract on Schedule 1.1(a) as of the date hereof, Purchaser, at its option, shall have right to remove such Acquired Contract from Schedule 1.1(a) and such contract shall constitute an Excluded Asset.  Notwithstanding any other provision hereof, the Liabilities of Publishing under or related to any Contract or additional Excluded Asset removed or excluded under Section 1.1(i)(a) or this paragraph of Section 1.1(iii) will constitute Excluded Liabilities.

1.2           Excluded Assets.  Notwithstanding Section 1.1, the properties, assets, rights and interests listed on Schedule 1.2 (collectively the “Excluded Assets”) will be retained by Publishing and will not be included in “Acquired Assets” or sold, transferred, assigned, conveyed or delivered by Publishing to Purchaser.

1.3           Assumed Liabilities. Effective as of the Closing, Purchaser shall assume only (i) Publishing’s deferred revenue obligation as of March 31, 2009 in the amount of up to $112,626.00, as set forth on Schedule 1.3(a)(i) of the Agreement (the “Assumed Deferred Revenue Obligations”), (ii) certain Liabilities identified specifically on Schedule 1.3(a)(ii) of the Agreement (in an amount not less than $73,000 but not more than $85,000), as such Schedule 1.3(a)(ii) is finalized on the Closing Date (such assumed Liabilities being referred to herein as the “Third Party Assumed Liabilities”), (iii) certain Liabilities identified specifically on Schedule 1.3(a)(iii) of the Agreement, as such Schedule 1.3(a)(iii) is finalized on the Closing Date (such assumed Liabilities being referred to herein as the “Additional Third Party Assumed Liabilities”), and (iv) all Liabilities of Publishing under the Acquired Contracts that arise on or after the Closing Date (the items in clauses (i) – (iv) are referred to herein collectively as the “Assumed Liabilities”).  Purchaser shall assume no Liability other than the Assumed Liabilities. At any time prior to the Closing, Purchaser may insert on Schedule 1.3(a)(iii), in its sole discretion, Liabilities of the Sellers as Additional Third Party Assumed Liabilities.  At the Closing, Publishing shall quantify the Liabilities owed as of the Closing Date to any party identified on Schedule 1.3(a)(ii) and Schedule 1.3(a)(iii) and the then current amount of each such Liability as of the Closing Date shall be inserted on Schedule 1.3(a)(ii) and Schedule 1.3(a)(iii), as applicable. Excluded Liabilities “Excluded Liabilities” means each and every Liability of Sellers that is not an Assumed Liability, which Excluded Liabilities shall include, without limitation, the following:

(a)           This Agreement:  any of the Liabilities of the Sellers under this Agreement;

(b)           Expenses, Taxes, Etc.:  any of the Liabilities of the Sellers for expenses, Taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement (including, without limitation, any Bankruptcy-Related Fees), the other Related Agreements or the consummation (or preparation for the consummation) of the transactions contemplated hereby or thereby (including all attorneys’ and accountants’ fees, and brokerage fees incurred by or imposed upon the Sellers);

(c)           Indebtedness:  any of the Liabilities of the Sellers for any indebtedness or other similar obligations, whether current portion or long term;

(d)           Contracts, Excluded Assets, Etc.:  any Liability of a Seller under any Contract, commitment, document, license or permit to the extent arising out of a breach or alleged breach thereof that occurred as of or prior to the Closing (other than Cure Amounts which are subject to Section 1.10 below) and any Liability of a Seller under any Excluded Asset;

(e)           Taxes:  any Liability of the Sellers with respect to any Taxes;

(f)           Violation of Law:  any Liability of Sellers to the extent arising by reason of any violation or alleged violation of any Law or any requirement of any Governmental or Regulatory Authority, or any judgment, order or decree; in any such case to the extent such Liability results from or arises out of events, facts or circumstances occurring or existing on or prior to the Closing, notwithstanding that the date on which any action or claim is commenced or made is after the Closing and irrespective of whether such Liability attaches to Purchaser or the Sellers in the first instance;

(g)           Bulk Sales:  any Liabilities for which Purchaser may become liable as a result of or in connection with the failure to fully and properly comply with any bulk sales or transfers laws arising out of the Sellers’ failure to pay any Excluded Liabilities;

(h)           Legal Actions or Proceedings:  any Liabilities relating to any legal action or proceeding to the extent arising out of or in connection with (i) Publishing’s conduct of the Business prior to the Closing or (ii) any other conduct of Sellers or their respective officers, directors, employees, stockholders, consultants, agents or advisors in their capacities as such, whether or not disclosed on the Schedules hereto, in each case, except for any Cure Amounts associated with Acquired Contracts;

(i)           Employees:  except for any Cure Amounts associated with Acquired Contracts, any Liabilities of Publishing whatsoever related to its employees or consultants, including compensation, bonuses, salary, wages, employee benefit plans, equity or stock options, severance, back pay, or any other item whatsoever related to any past or present employee or consultant of Publishing;

(j)           Worker’s Compensation, Injury:  any Liability for claims for worker’s compensation, injury, disability or death based on an event occurring prior to the Closing Date;

(k)           Liabilities to Affiliates:  any Liabilities of the Sellers to any Affiliate of the Sellers;

(l)           Liabilities of Related Entities of the Sellers:  except for any Cure Amounts associated with Acquired Contracts, any Liability of the Sellers arising out of the business, assets or operations of any of their Affiliates, whether arising or accruing prior to or after the Closing with respect to facts or events in existence prior to the Closing; and

(m)           Other Liabilities:  any other Liability not expressly assumed by Purchaser under Section 1.3 (including any Liabilities arising out of transactions entered into at or prior to the Closing, any action or inaction at or prior to the Closing, any damage, accident, injury or death occurring prior to the Closing or any state of facts to the extent existing at or prior to the Closing, regardless of when asserted, which are not expressly described in Section 1.3).

Publishing hereby expressly acknowledges that Parent and Publishing, as applicable, are retaining the Excluded Liabilities.

1.5           Purchase Price Deposit.  Pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”), Purchaser shall deposit the sum of $50,000 by wire transfer of immediately available funds (the “Deposit Amount”) with the escrow agent under the Escrow Agreement (the “Escrow Agent”) by 5:00 p.m., New York City time, on the date hereof.  In accordance with the Escrow Agreement, the Deposit Amount (together with all accrued investment income thereon) shall be released by the Escrow Agent and delivered to either Purchaser or Publishing in accordance with the terms of the Escrow Agreement.

1.6           Consideration The value of the Acquired Assets shall be $405,626 (the “Purchase Price” subject to adjustment as provided in Sections 1.6(c) below, if applicable) in the aggregate, which shall consist of:

(i)           A cash payment equal to $220,000 (the “Cash Consideration,” subject to adjustment as provided in Sections 1.6(c) below, if applicable), payable at the Closing (as hereinafter defined) as follows: (i) $219,999 (as may be adjusted pursuant to Section 1.6(c) below) payable by Purchaser to Publishing by delivery to Publishing of (x) the Deposit Amount and (y) a cashier’s check or wire transfer of immediately available funds to an account of Publishing, or its designee, as designated in writing by Publishing, in an amount equal to the difference between the Cash Consideration and the Deposit Amount, and (ii) $1 payable by Purchaser to Parent by delivery to Parent of a cashier’s check or wire transfer of immediately available funds to an account of Parent, or its designee, as designated in writing by Publishing; and

(ii)           the assumption by Purchaser of the Assumed Deferred Revenue Obligations in the amount of up to $112,626.00, and

(iii)           the assumption by Purchaser of the Third Party Assumed Liabilities which are identified specifically at Closing on Schedule 1.3(a)(ii) of the Agreement in an amount not less than $73,000 but not more than $85,000; and

(iv)           the assumption by Purchaser of any Additional Third Party Assumed Liabilities which are identified specifically at Closing on Schedule 1.3(a)(iii) of the Agreement; and

(b)           Purchaser’s assumption of all Liabilities of Publishing under the Acquired Contracts that arise on or after the Closing Date.

(c)           If the Third Party Assumed Liabilities that are identified at Closing on the final Schedule 1.3(a)(ii) of the Agreement and that are being assumed by Purchaser as provided in Section 1.3 above exceed $85,000 in the aggregate, the Cash Consideration payable pursuant to Section 1.6(a)(i) above shall be reduced by an amount equal to the aggregate amount by which such scheduled Third Party Assumed Liabilities exceed $ 85,000.

1.7           Sales; Transfer Taxes Publishing agrees to remain liable for all applicable sales taxes for the period up to the Closing Date.  All transfer taxes and filing costs arising from the sale or purchase of the Acquired Assets shall be the responsibility of Publishing.

1.8           Allocation The parties shall allocate the Purchase Price paid to the Sellers (and all other capitalizable costs relating thereto) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with an allocation schedule to be prepared by Purchaser not later than three (3) days prior to the Closing Date.

1.9           Power of Attorney; Right of Endorsement, Etc. Effective as of the Closing, Publishing hereby constitutes and appoints Purchaser and its successors and assigns the true and lawful attorney of Publishing with full power of substitution, in the name of Purchaser or the name of Publishing, on behalf of and for the benefit of Purchaser at Purchaser’s sole cost and expense:

(a)           to collect all Acquired Assets;

(b)           to endorse, without recourse, checks, notes and other instruments in connection with the Business and attributable to the Acquired Assets;

(c)           to institute and prosecute all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title in or to the Acquired Assets;

(d)           to defend and compromise all actions, suits or proceedings with respect to any of the Acquired Assets; and

(e)           to do all such reasonable acts and things with respect to the Acquired Assets as Purchaser may deem advisable.

PUBLISHING AGREES THAT THE FOREGOING POWERS ARE COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE AND SHALL NOT BE REVOKED BY PUBLISHING DIRECTLY OR INDIRECTLY BY THE INSOLVENCY, BANKRUPTCY OR DISSOLUTION OF PUBLISHING OR IN ANY OTHER MANNER.  Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers and Publishing shall promptly pay to Purchaser any amounts received by Publishing after the Closing with respect to the Acquired Assets.

1.10           Cure Amounts. Purchaser shall assume and pay all amounts necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Acquired Contracts (the “Cure Amounts”) and Publishing shall have no liability therefor.  Subject to the terms of Section 1.1(iii) above, the Purchaser agrees to satisfy all Cure Amounts as directed by the Bankruptcy Court.

1.11           Non-Assignment of Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer and shall not effect the assignment or transfer of any Intellectual Property or any Acquired Contract if (a) an attempted assignment thereof, without the approval, authorization or consent of any third party thereto (each such action, a “Necessary Consent”), would constitute a breach thereof or in any way adversely affect the rights of Purchaser thereunder and (b) the Bankruptcy Court shall not have entered an Order providing that such Necessary Consent is not required.  In such event, to the extent practicable, Seller and Purchaser will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Purchaser as Purchaser may reasonably request; provided, however, that Sellers shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval.  If such Necessary Consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Sellers thereunder so that Purchaser would not in fact receive all such rights, Sellers and Purchaser will cooperate in a mutually agreeable arrangement, to the extent feasible and at no expense to Sellers, under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Purchaser, or under which Sellers would enforce for the benefit of Purchaser with Purchaser assuming Sellers’ obligations and any and all rights of Sellers against a third party thereto.

2.           CLOSING AND CLOSING DELIVERIES; TERMINATION

2.1           Closing Subject to the satisfaction of the last of the conditions set forth in Section 7 (or the waiver thereof by the party entitled to waive that condition), the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Moses & Singer LLP, counsel to Sellers, 405 Lexington Avenue, 12th Floor, New York, New York at 10:00 a.m. local time, on such date as the parties shall agree, but in no event later than the Termination Date.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.2           Closing Deliveries.

(a)           By Sellers.  At the Closing, Sellers shall deliver to Purchaser the Acquired Assets, free and clear of any Liens along with, as applicable:

(i)            a Bill of Sale substantially in the form of Exhibit B hereto (the “Bill of Sale”) executed by Publishing;

(ii)           a counterpart of an Assignment and Assumption Agreement substantially in the form of Exhibit C (the “Assignment and Assumption Agreement”) duly executed by Publishing;

(iii)          an assignment of Intellectual Property, duly executed by each Seller, substantially in the form of the assignment attached as Exhibit D hereto (the “Assignment of Intangible Property”);

(iv)          an assignment of domain names, duly executed by each Seller, substantially in the form of the assignment attached as Exhibit E hereto (the “Domain Name Assignment”);

(v)           such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Purchaser, as shall be effective to vest in Purchaser all right, title and interest in and to the Acquired Assets;

(vi)          a good standing certificate of each Seller certified to by the appropriate governmental agency within the state of such Seller’s formation;

(vii)         a closing certificate substantially in the form of Exhibit F hereto;

(viii)        the Necessary Consents;

(ix)          a true and correct statement of Publishing’s accounts receivable as of the Closing Date; and

(x)           any such other documents or other things reasonably contemplated by this Agreement to be delivered by Sellers to Purchaser at the Closing.

(b)           By Purchaser.  At the Closing, Purchaser shall deliver to Sellers the following:

(i)            the Cash Consideration;

(ii)           an undertaking, duly executed by Purchaser substantially in the form attached hereto as Exhibit G (the “Undertaking”);

(iii)          a counterpart of the Assignment and Assumption Agreement;

(iv)          a counterpart of the Assignment of Intangible Property, duly executed by Purchaser;

(v)           a counterpart of the Domain Name assignment duly executed by Purchaser; and

(vi)          any such other documents or other things reasonably contemplated by this Agreement to be delivered by Purchaser to Sellers at the Closing.

2.3           Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)           by Purchaser or Publishing, if the Closing shall not have occurred by the close of business on July 17, 2009 (the “Termination Date”); provided, however, that if the Closing shall not have occurred on or before the Termination Date due to the fault of a party hereto to perform its obligations under this Agreement, then the breaching party may not terminate this Agreement pursuant to this Section 2.3(a);

(b)           by mutual written consent of Publishing and Purchaser;

(c)           by Purchaser, if any condition to the obligations of Purchaser set forth in Sections 7.1 and 7.2 shall have become incapable of fulfillment prior to the Termination Date other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

(d)           by Publishing, if any condition to the obligations of Sellers set forth in Sections 7.1 and 7.3 shall have become incapable of fulfillment prior to the Termination Date other than as a result of a breach by Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers;

(e)           by Purchaser, if there shall be a breach by a Seller of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.1 or 7.2 and which breach has not been cured by the earlier of (i) 10 Business Days after the giving of written notice by Purchaser to Publishing of such breach and (ii) the Termination Date;

(f)           by Publishing, if there shall be a breach by Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.1 or 7.3 and which breach has not been cured by the earlier of (i) 10 Business Days after the giving of written notice by Publishing to Purchaser of such breach and (ii) the Termination Date;

(g)           by Publishing or Purchaser if there shall be in effect an Order of a Governmental or Regulatory Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(h)           by Purchaser or Publishing, if Publishing shall file a plan of reorganization or liquidation;

(i)           automatically, if Sellers consummate a Competing Transaction;

(j)           by Purchaser, if (i) the Bidding Procedures Order is not entered on or before the close of business on June 30, 2009, (ii) Sellers have not selected a winning bidder at the conclusion of the auction contemplated by the Bidding Procedures Order by July 10, 2009, or (iii) if the Bankruptcy Case is dismissed or converted into a case under Chapter 7 of the Bankruptcy Code or if a trustee is appointed in the Bankruptcy Case;

(k)          by Purchaser, if the Sale Order is not entered on or before July 15, 2009; or

(l)           by Publishing if Sellers reasonably believe that the consummation of the transactions contemplated hereby could reasonably be expected to have a material adverse effect on the ability of Parent to consummate the transactions contemplated by that certain Asset Purchased Agreement, dated May 29, 2009, by and among Parent, the other sellers party thereto and Butler America, LLC, and that such material adverse effect could not reasonably be expected to be cured by the parties hereto within forty-eight (48) hours of Sellers’ giving written notice of such material adverse effect to Purchaser.

2.4           Procedure Upon Termination. In the event of termination pursuant to Section 2.3 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the purchase of the Acquired Assets hereunder shall be abandoned, without further action by Purchaser or Seller.  If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

2.5           Effect of Termination. Subject to Section 2.6, in the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, however, that the obligations of the parties set forth in the Escrow Agreement or in Sections 2.5, 5.3, 8.2 and 9 hereof shall survive any such termination and shall be enforceable thereunder or hereunder, as applicable.

2.6           Back-Up Bidder.

Purchaser agrees that if it is selected as the Alternate Bidder (as defined in the Bidding Procedures, which are attached to the Bidding Procedures Order) at the Auction, this Agreement shall remain in full force and effect in accordance with its terms (including any and all termination provisions set forth in Section 2.3 hereof other than 2.3(j)(ii)).

3.           REPRESENTATIONS AND WARRANTIES OF SELLERS

Publishing and/or Parent, as applicable to it and as set forth in the representations set forth below, hereby represents and warrants to Purchaser as of the date hereof (except to the extent a representation or warranty specifically speaks as of another date) as follows:

3.1           Company Existence.  Each of Publishing and Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation.  Publishing has all requisite power and authority to own, lease and operate its assets and to conduct the Business where and as now owned, operated and conducted.

3.2           AuthorityPublishing has all requisite power and authority to execute and deliver this Agreement and any Related Agreements (as defined hereinafter) to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Parent has all requisite power and authority to execute and deliver this Agreement with respect to the Sections applicable to it and any Related Agreements (as defined hereinafter) to which it is a party, to perform its obligations pursuant to such sections of this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby.  Each of Publishing and Parent have obtained the consent of their respective Boards of Directors to authorize the execution, delivery and performance of this Agreement, or the provisions applicable to it.  “Related Agreements” means all agreements, contracts, certificates, instruments or other documents required to be executed and/or delivered pursuant to or in connection with this Agreement by any Person.

3.3           Binding EffectThis Agreement and the Related Agreements to which a Seller is a party, upon execution and delivery by such Seller, will be duly executed and delivered by such Seller and, assuming due execution and delivery by Purchaser (as applicable), will be valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.4           No Violation.  Except as set forth on Schedule 3.4 hereto, neither the execution and delivery of this Agreement, and the Related Agreements to which it is a party, by a Seller, nor the performance by such Seller of its obligations hereunder and thereunder, will violate or result in any breach of any provision of the certificate of incorporation or the bylaws of such Seller, as the same may have been amended.

3.5           Title to AssetsPublishing has good and marketable title to all of the Publishing Acquired Assets and such Publishing Acquired Assets shall be free and clear of all Liens as of the Closing Date.  Parent has good and marketable title to all of the Parent Acquired Assets and such Parent Acquired Assets shall be free and clear of all Liens as of the Closing Date.

3.6           Approvals and FilingsExcept as set forth on Schedule 3.6 and except for the approval of the Bankruptcy Court,  to the Knowledge of Publishing, no consent or approval of or filing with or notice to any Governmental or Regulatory Authority, or any other Person on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or the Related Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

3.7           Brokers’ or Finders’ Fees, EtcExcept for Venturi & Company, whose fees are payable by Publishing and/or Parent, and not by Purchaser, no agent, broker, investment banker, person or firm acting on behalf of Publishing or any Affiliate of Publishing or under the authority of Publishing is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

3.8           Compliance with LawTo the Knowledge of Publishing, the Business is, and has been conducted, in accordance with applicable Law.

3.9           Financial StatementsSchedule 3.9 contains (a) the unaudited balance sheet of the Business as of March 31, 2009 (the “Interim Financial Statements”) and (b) the unaudited balance sheet and statement of income of the Business for the fiscal year ended December 31, 2008 (the “Annual Financial Statements” and with the Interim Financial Statements, the “Financial Statements”).  The Financial Statements fairly present in all material respects the results of operations which it purports to present as of the dates thereof and for the periods indicated thereon in accordance with generally accepted accounting principles. The Financial Statements have been derived from the books and records of Publishing relating to the Business and they have been generated in the normal course of business consistent with past practice.  Seller has not accelerated the collection of accounts receivable or offered discounts or other inducements for the payment thereof.

3.10           Intellectual Property.

  (a)           Schedule 3.10 identifies each material item of Intellectual Property owned or used by Publishing in the Business.

  (b)           Except as set forth on Schedule 3.10:

  (i)           Neither Publishing nor Parent has received any material written charge, complaint, claim, demand or notice alleging that its use of its Intellectual Property resulted in interference, infringement or misappropriation of, or conflict with, the intellectual property rights of a third party, or alleging an act of unfair competition;

  (ii)           Each of Publishing and Parent owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for, all Intellectual Property and Goodwill, as applicable to it, necessary or required for the conduct of the Business as currently conducted and, to the Knowledge of Publishing and Parent, such rights to use, sell, license, dispose of and bring actions are exclusive with respect to its respective Intellectual Property; and

  (iii)           There are no royalties, honoraria, fees or other payments payable by Publishing and/or Parent to any Person by reason of the ownership, use, license, sale or disposition of the Intellectual Property.

(c)             The Intellectual Property of Publishing that is part of the Publishing Acquired Assets and the Parent Acquired Assets collectively constitute the material Intellectual Property used by Publishing for the conduct of the Business as presently conducted.

4.           REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date (except to the extent a representation or warranty specifically speaks as of another date) as follows:

4.1           AuthorityPurchaser is a limited liability company duly formed, validly existing and in good standing under the laws of its state of formation.  Purchaser has all requisite power and authority to own, lease and operate its business where and as now owned, operated and conducted.  Purchaser has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  All other acts or proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

4.2           Binding EffectThis Agreement and the Related Agreements to which it is a party, upon execution and delivery by Purchaser, will be duly executed and delivered by Purchaser and will be valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.3           No ViolationNeither the execution and delivery of this Agreement and the Related Agreements to which it is a party by Purchaser, nor the performance by Purchaser of its obligations hereunder and thereunder, will violate or result in any breach of any provision of the Certificate of Formation or Operating Agreement of Purchaser.

4.4           Approvals and FilingsNo consent or approval of or filing with or notice to any Governmental or Regulatory Authority, or any other Person, on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Related Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

4.5           Brokers’ or Finders’ Fees, EtcNo agent, broker, investment banker, person or firm acting on behalf of Purchaser or any Affiliate of Purchaser or under Purchaser’s authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

4.6           Acknowledgment.PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS SET FORTH HEREIN, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE ACQUIRED ASSETS (INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE ACQUIRED ASSETS, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE ACQUIRED ASSETS OR WHICH IS THE SUBJECT OF ANY CONTRACT TO BE ASSUMED BY PURCHASER AT THE CLOSING, THE VALUE OF THE ACQUIRED ASSETS (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE ACQUIRED ASSETS FOR ANY PARTICULAR PURPOSE OR USE).  WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY (EXPRESS OR IMPLIED) OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE AS TO ANY PORTION OF THE ACQUIRED ASSETS.  PURCHASER FURTHER ACKNOWLEDGES THAT, IN PROCEEDING WITH ITS ACQUISITION OF THE ACQUIRED ASSETS, PURCHASER IS DOING SO BASED SOLELY UPON ITS INDEPENDENT INVESTIGATIONS.  ACCORDINGLY, PURCHASER WILL ACCEPT THE ACQUIRED ASSETS AT THE CLOSING “AS IS, “WHERE IS” AND “WITH ALL FAULTS”.

5.           BANKRUPTCY COURT MATTERS

5.1           Bankruptcy Court Filings.Sellers have filed the Petitions with the Bankruptcy Court.  Seller shall promptly file with the Bankruptcy Court a motion seeking entry of the Sale Order and the Bidding Procedures Order (the “Sale Motion”), and, subject to Section 5.2, Seller shall thereafter pursue diligently the entry of the Sale Order and the Bidding Procedures Order.  Seller shall use commercially reasonable efforts to comply (or obtain an order from the Bankruptcy Court waiving compliance) with all requirements under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the Sale Order and the Bidding Procedures Order, including serving on all required Persons in the Bankruptcy Case (including (i) all Persons who are known to possess or assert a Lien against any of the Acquired Assets, (ii) all Governmental or Regulatory Authorities and (iii) all other Persons required by any order of the Bankruptcy Court (including any omnibus notice or case management order entered in the Bankruptcy Case), notice of the Sale Motion, the hearing to approve the Sale Motion and the objection deadline in accordance with rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure, the Bidding Procedures Order or other orders of the Bankruptcy Court, including any applicable local rules of the Bankruptcy Court.  Purchaser agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Sale Order and the Bidding Procedures Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code.

5.2           Competing Transactions.

(a)           From and after the Petition Date until the Auction Date (the “Solicitation Period”), Seller will be permitted to cause its representatives and Affiliates to initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates, agents and representatives) with respect to any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of a material portion of the Acquired Assets to a purchaser or purchasers other than Purchaser or effecting any other transaction (including a plan of reorganization or liquidation, but excluding a liquidation pursuant to chapter 7 of the Bankruptcy Code) the consummation of which would be substantially inconsistent with the transactions herein contemplated (a “Competing Transaction”) to the extent, but only to the extent, that Seller determines in good faith that so doing is permitted or required by the Bidding Procedures Order.  If Purchaser is the winning bidder, Sellers will, following the Auction Date, not participate in any discussions with, or furnish any information to, any Person with respect to any Competing Transaction regardless of the terms thereof.

(b)           Except during the Solicitation Period and subject to Purchaser being the winning bidder at the Auction, Seller will not, and will not permit any of its directors, officers, employees, representatives or agents (collectively, the “Representatives”) directly or indirectly, (i) discuss, encourage, facilitate, negotiate, undertake, initiate, solicit, authorize, propose or enter into a Competing Transaction or (ii) furnish or cause to be furnished, to any Person, any information covering the business, properties or assets of Seller in connection with a Competing Transaction, except, in either case pursuant to negotiations with the creditors of Seller and/or its Affiliates.

5.3           Break-Up Fee; Expense Reimbursement. If this Agreement is terminated pursuant to Sections 2.3(a), 2.3(c), 2.3(d), provided termination pursuant to Section 2.3(d) arises out of termination by Publishing because the condition to closing in Section 7.1(b) cannot be fulfilled prior to the Termination Date, 2.3(e), 2.3(h), 2.3(i), 2.3(j)(ii), 2.3(j)(iii) or 2(l), Purchaser shall be entitled to reimbursement from Publishing of up to $40,000 of expenses incurred by the Purchaser in connection herewith (the “Expense Reimbursement”).  Purchaser will give Publishing written notice of its right to such Expense Reimbursement, which Expense Reimbursement shall be payable as an  administrative expense claim in the Sellers’ bankruptcy cases and can and shall be paid by the Sellers without further Order of the Bankruptcy Court; provided however that if Sellers consummate a Competing Transaction, payment of the Expense Reimbursement shall be made concurrently with the consummation of such third party transaction from the proceeds thereof. In addition, Purchaser will be entitled to receive from Publishing a payment in the amount of $10,000 (the “Breakup Fee”), in cash or other immediately available good funds in the event that (i) Purchaser is not approved by the Bankruptcy Court as the buyer of the Acquired Assets and (ii) the Acquired Assets (or substantially all thereof) are, within 120 days following the Bankruptcy Court hearing on the Sale Motion, sold to any third party.  Such payment of the Breakup Fee shall be made to the Purchaser upon the earlier to occur of (i) the consummation of such third party transaction and such payment shall be made concurrently with the consummation of such third party transaction from the proceeds thereof and (ii) forfeiture of a deposit paid to Publishing by a third party buyer pursuant to a contract of sale of the Acquired Assets and such payment shall be made from such forfeited deposit. COVENANTS

6.1           ConfidentialityExcept as required by applicable law, in connection with the Auction or as approved by the Bankruptcy Court, beginning on the date hereof, Sellers shall not, and Sellers shall advise their respective officers, directors and Affiliates not to, directly or indirectly:

(i)           disclose to any Person, firm, corporation or other business entity any non-public information concerning the Business or any of the terms of this Agreement or any of the Related Agreements, for any reason or purpose whatsoever;

(ii)           from and after the Closing, make use of any such non-public information for their own purpose or for the benefit of any Person (other than Purchaser); or

(iii)           make any statements, observations or opinions or communicate any information (whether oral or written) that disparages or would reasonably be expected to harm the reputation of the Business or Purchaser.

6.2           Conduct of the Business Pending the Closing.

(a)           Except (i) as otherwise set forth on Schedule 6.2(a), (ii) as required by applicable Law or required, authorized or restricted pursuant to an Order of the Bankruptcy Court, (iii) as otherwise expressly contemplated by this Agreement, or (iv) with the prior written consent of Purchaser and the approval of the Bankruptcy Court after notice and hearing, during the period from the date of this Agreement to and through the Closing Date, Publishing shall:

(i)           conduct the Business only in the Ordinary Course of Business; and

(ii)           use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, and (B) preserve the present relationships with customers and suppliers of the Business.

(b)           Except (i) as otherwise set forth on Schedule 6.2(b), (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement, (iv) with the prior written consent of Purchaser or (v) the approval of the Bankruptcy Court after notice and hearing, Publishing shall not:

(i)           (A) increase the annual level of compensation payable or to become payable by Seller to any of its directors or executive officers, (B) grant any bonus, benefit or other direct or indirect compensation to any director or executive officer, (C) increase the coverage or benefits available under any (or create any new) employee benefit plan or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which Publishing is a party or involving a director or executive officer of Publishing, except, in each case, in the Ordinary Course of Business as required by any of the Employee Benefit Plans;

(ii)           other than in the Ordinary Course of Business, subject any of the Acquired Assets to any Lien, except for existing Liens;

(iii)           other than in the Ordinary Course of Business, acquire any material properties or assets that would be Acquired Assets or, subject to Section 6.2(b)(viii) below, sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Acquired Assets;

(iv)           cancel or compromise any material debt or claim or waive or release any material right of Publishing that constitutes an Acquired Asset other than accounts receivable compromised in the Ordinary Course of Business not to exceed, in the case of any given customer, $5,000;

(v)           other than in the Ordinary Course of Business, enter into any commitment for capital expenditures in excess of $10,000 for any individual commitment and $25,000 for all commitments in the aggregate;

(vi)         other than in the Ordinary Course of Business, engage in any transaction with any officer, director or Affiliate of Seller or any officer, director or Affiliate of any of the foregoing;

(vii)        other than in the Ordinary Course of Business, reject any Contract;

(viii)       sell, factor or otherwise compromise any of Publishing’s accounts receivable arising out of the Business prior to the Closing or bill for any such accounts receivable;

(ix)          modify or terminate or enter into any Contract listed on (or that would be required to be listed on) Schedule 1.1(a); or

(x)           agree to do anything prohibited by this Section 6.2 or do or agree to do anything that would cause the Sellers’ representations and warranties herein to be false in any material respect.

6.3           Consents. Publishing shall use its commercially reasonable efforts, and Purchaser shall cooperate with Publishing, to obtain at the earliest practicable date all Necessary Consents; provided, however, that Publishing shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval.

6.4           Further Assurances, Post-Closing Cooperation.

(a)           Subject to the terms and conditions of this Agreement, to the extent reasonably practicable, at any time and from time to time after the Closing, at Purchaser’s reasonable request, Sellers shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Acquired Assets and, to the fullest extent permitted by law, to put Purchaser in actual possession and operating control of the Acquired Assets, to assist Purchaser in exercising all rights with respect thereto, to obtain any governmental or regulatory approvals as are necessary for Purchaser to own and operate the Business.  Without limiting the foregoing, to the extent practicable, Publishing agrees to forward promptly to Purchaser any mail and any other communication relating to the Business and/or the Acquired Assets) that Parent or Publishing receives from and after the Closing.

(b)           Other than filing the Petitions and proceeding with the Bankruptcy Case, Publishing and its Affiliates shall not take any action, directly or indirectly, that is designed or intended to have the effect of discouraging any subscriber, lessor, licensor, customer, supplier, or other business associate of Publishing from maintaining the same business relationships with Purchaser after the Closing as it maintained with the Business prior to the Closing.  To the extent practicable, Publishing and its Affiliates will refer all customer inquiries relating to the Business to Purchaser from and after the Closing.

(c)           During the five year period after the Closing, neither Publishing nor its Affiliates will directly or indirectly:

(i)           engage in any business which competes with the Business (or any portion thereof); provided, however, that the ownership by either Publishing or its Affiliates of less than two percent (2%) of the outstanding stock of any publicly traded corporation shall not be deemed solely by reason thereof to cause Publishing to be engaged in any of such corporation’s businesses or

(ii)          hire, or offer or solicit to hire, any employees of Purchaser.

If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.4(c) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  Publishing acknowledges and agrees that Purchaser would be damaged irreparably in the event any of the provisions of this Section 6.4(c) is not performed in accordance with its specific terms or otherwise is breached.  Accordingly, Publishing agrees that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6.4(c) and to enforce specifically this Section 6.4(c) and the terms and provisions hereof in any action instituted in any court in the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled at law or in equity.

6.5           Certain Matters Relating to Employees. Following approval of the Bidding Procedures Order, Publishing will make available to Purchaser, as reasonably requested by Purchaser, data about the compensation, employment benefits, length of service, and recent performance history of employees of Publishing or its Affiliates who are employed in the Business and Publishing will permit and will not interfere with Purchaser’s contact and negotiations with employees and/or independent contractors for the purpose of determining whether Purchaser shall offer employment to such employees and/or independent contractors of Publishing, provided such contact and negotiation does not interfere with the conduct of the Business.  Purchaser may, but shall not be obligated to, offer employment or engagement to any or all of the employees and independent contractors of Publishing, but it is understood and agreed that Purchaser will offer employment to those employees of Publishing identified in writing by Purchaser to Publishing prior to the Closing and that Publishing shall terminate those employees at Closing.  Any employment offered by Purchaser will be “at will,” on such terms as may be agreed by Purchaser and such individual.  For the avoidance of doubt, Purchaser will not assume or continue, or have any responsibility or Liability to any employee or independent contractor of Publishing with respect to any Liabilities owed thereto by Publishing or the Parent, except to the extent that such Liability to any employee or independent contractor constitutes Assumed Liabilities.

6.6           Supplementation and Amendment of Schedules. From time to time prior to the Closing, Sellers shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement.  No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 7.2(c) or cure any breach of this Agreement; provided, however, if the Closing shall occur, then Purchaser shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing.

6.7           Post-Closing Wind-Up. After the Closing, Seller shall take such actions as may be required or advisable to avoid the use of any trade names or other property that is a Acquired Asset and to accomplish the liquidation and winding-up of its estate (the “Wind-Up”) as expeditiously and as efficiently as reasonably possible.  Nothing in this Agreement shall prevent Publishing from winding up its businesses as soon as possible after Closing.

7.           CLOSING CONDITIONS

7.1           Conditions to Each Party’s Obligations under this Agreement The respective obligations of each party under Sections 1 and 2 of this Agreement shall be subject to the satisfaction, or to the waiver by such party hereto, at or prior to the Closing of each of the following conditions precedent:

(a)           Subject to the Bankruptcy Case, (i) no injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other Law, legal restraint or prohibition preventing the purchase and sale of the Acquired Assets, and no investigation reasonably likely to result in same by any Governmental or Regulatory Authorities shall be in effect as of or shall have commenced on or prior to the Closing Date, and (ii) no action, suit or proceeding brought by any Governmental or Regulatory Authority shall be pending or threatened as of the Closing Date which seeks any injunction, restraining order or other order which would prohibit the purchase and sale of the Acquired Assets or impair the ability of Purchaser to own and operate the Acquired Assets after the Closing.

(b)           The Bankruptcy Court shall have entered the Sale Order, in form and substance reasonably acceptable to Publishing and Purchaser, as to which order no appeal or motion, application, petition or writ seeking reversal, reconsideration, reargument, rehearing, certiorari, amendment, modification, a stay or similar relief is filed by a party other than Purchaser and is pending.

7.2           Conditions to the Obligations of Purchaser under this Agreement The obligations of Purchaser under Sections 1 and 2 of this Agreement shall be further subject to the satisfaction, or to the waiver by Purchaser, at or prior to the Closing, of the following conditions precedent:

(a)           Delivery by Sellers of all documents required to be delivered by the Sellers, as applicable, under Section 2.2(a).

(b)           The covenants and the obligations of Publishing required to be performed by it at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with by Publishing.

(c)           The representations and warranties of Sellers contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and the representations and warranties of Sellers contained in this Agreement that are qualified by materiality shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date.

(d)           The Cure Amounts shall not exceed $10,000 in the aggregate.

7.3           Conditions to the Obligations of Sellers under this Agreement The obligations of Sellers under Sections 1 and 2 of this Agreement shall be further subject to the satisfaction, or to the waiver by Publishing, at or prior to the Closing, of the following conditions precedent:

(a)           Delivery by Purchaser of the Cash Consideration and the documents required to be delivered pursuant to Section 2.2(b) of this Agreement.

(b)           Each of the covenants and obligations of Purchaser required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing (except as to any representation or warranty which specifically relates to another date).

7.4           Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

8.           SURVIVAL; REMEDIES

8.1           Survival The parties hereto agree that the representations and warranties contained in this Agreement shall terminate as of, and shall not survive, the Closing hereunder, and none of the parties shall have any liability to each other after the Closing for any breach thereof.  The parties hereto agree that the covenants contained in this Agreement which, by their terms, are to be performed at or after the Closing shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof.

8.2           Remedies. Notwithstanding anything to the contrary contained herein, if the Closing does not occur, retention of the Deposit Amount by Publishing shall be the sole remedy of Sellers under or relating to this Agreement, and the Expense Reimbursement and, if applicable, the Break-Up Fee shall be the sole remedy of Purchaser under or relating to this Agreement, and neither Sellers nor Purchaser, as applicable, shall have any further Liability under or resulting from this Agreement.  No Person shall have any other remedy or cause of action against Sellers or Purchaser, as applicable, under or relating to this Agreement or any applicable Law.  In no case shall Publishing be obligated to pay more than one Expense Reimbursement and if applicable, more than one Break-Up Fee.

9.           MISCELLANEOUS

9.1           Construction of Certain Terms and Phrases Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the word “including” shall be interpreted to mean “including, without limitation”; and (v) the terms “Section,” “clause” or “subclause” refer to the specified Section, clause or subclause of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

9.2           Notices All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (certified mail, return receipt requested, postage prepaid) or sent by overnight delivery by an overnight courier having a national reputation, to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:

Chief Executive Group, LLC
One Sound Shore Drive, Suite 102
Greenwich, Connecticut 06830
Attn: Marshall Cooper

with a copy (which shall not constitute notice) to:

Finn Dixon & Herling LLP
177 Broad Street
Stamford, Connecticut 06901
Attn: Charles J. Downey III
         Henry P. Baer, Jr.
Facsimile No.: (203) 325-5001

If to Sellers, to:

Butler Publishing Inc.
200 E. Las Olas Boulevard
Suite 1730
Fort Lauderdale, FL  33301
Attn: Ronald Uyematsu
Facsimile No.:________________

With a copy (which shall not constitute notice) to:

Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue, 12th Floor
New York, New York  10174
Attention:  Jeffrey M. Davis, Esq.
Facsimile:  (917) 206-4337

All such notices, requests and other communications shall (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of receipt, (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given five (5) Business days after the same is mailed, and (d) if delivered by overnight courier, one (1) Business day after delivery to such overnight courier.  Any party hereto from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

9.3           Entire Agreement This Agreement and the Related Agreements supersede all prior discussions and agreements between or among the parties hereto with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

9.4           Expenses Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party hereto shall pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

9.5           Waiver Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

9.6           Amendment This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

9.7           No Third Party Beneficiary The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors or permitted assigns, and it is not the intention of the parties hereto to confer third party beneficiary rights upon any other Person.

9.8           No Assignment, Binding Effect Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, and any attempt to do so shall be void; provided, however, that Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; (ii) designate one or more of its Affiliates to perform its obligations hereunder; (iii) assign any or all of its rights hereunder in connection with a sale of all or substantially all of its business; and/or (iv) assign its rights hereunder to any lenders or financing sources, provided that in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder.

9.9           Headings The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.10         Submission to Jurisdiction; Consent to Service of Process.

(a)           Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 9.2 hereof.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.2.

9.11         Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

9.12         Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.  Each party hereto hereby submits to the exclusive personal jurisdiction of the United States Bankruptcy Court for the District of Delaware and waives any claim of inconvenient forum, improper venue, or the like.

9.13         Counterparts This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.14         Press Releases and Public Announcements Except as required by applicable securities laws, neither Seller nor Purchaser, or their Affiliates or agents shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party.

9.15         Certain Definitions In addition to the words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:

“Affiliate” means, with respect to any Person, any of (a) a manager, member, director, officer or stockholder of such Person, (b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.  The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Bankruptcy-Related Fees” means any fees and expenses (including out of pocket expenses) incurred by or otherwise due from the Sellers (whether or not billed and regardless of when incurred or accrued) that is related to the Bankruptcy Case or the Sellers’ refinancing, restructuring or sale efforts, including the fees and expenses for any of the following: (i) counsel for the Sellers; (ii) financial advisors to the Sellers; (iii) any professional retained in the Bankruptcy Case, and (iv) an employee of Publishing for any transaction or retention bonuses or other similar obligation.  For the avoidance of doubt, Bankruptcy-Related Fees do not include any fees and expenses incurred by Purchaser.

“Bidding Procedures Order” means an order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit H with such changes to the Expense Reimbursement and/or Break Up Fee provisions being satisfactory to the parties hereto.  For the avoidance of doubt, the Bidding Procedures attached as an exhibit to the Bidding Procedures Order are a part of and are incorporated within the Bidding Procedures Order.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized by law to close

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract written or oral, indenture, note, bond, lease or other agreement.

“Final Order” means an Order of the Bankruptcy Court that has not been reversed, stayed, modified, or amended, and that has not been and may no longer be appealed from or otherwise reviewed or reconsidered, as a result of which such order shall have become final and non-appealable in accordance with Bankruptcy Rule 8002.

“GAAP” means generally accepted accounting principles in the United States, as consistently applied by Publishing throughout the specified period and the immediately prior comparable period.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any country or multinational organization, or any state, county, city or other political subdivision.

“Intellectual Property” means (a) all trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and url’s, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (b) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (c) editorial content and copy, and marketing, creative and/or production collateral materials, (d) all computer software (including data and related documentation), (e) all rights to historical content from magazines, websites, events, and supplementary publications, (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, diagrams, test procedures, specifications, catalogs, pricing and cost information, and business and marketing plans and proposals), (g) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means the actual knowledge of Ronald Uyematsu, President and Chief Executive Officer of Parent, James Floody and Esther Ramdin, without any duty of inquiry.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation or common law requirement.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” as applied to any Person means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance or any other right of a third party in respect of an asset of such Person.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental or Regulatory Authority.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Petition Date” means the date on which the Petitions are filed.

“Sale Order” means an order of the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code, which is in form and substance acceptable to Sellers and Purchaser, approving this Agreement and all of the terms and conditions hereof and authorizing the Sellers to consummate the transactions contemplated hereby.  Without limiting the generality of the foregoing, such order shall (A) find, among other things, that (i) Purchaser has acted in “good faith” within the meaning of section 363(m) of the Bankruptcy Code and (ii) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions; and (B) provide, among other things, that (i) the Acquired Assets sold to Purchaser pursuant to this Agreement shall be transferred to Purchaser free and clear of all Liens and claims; and (ii) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof as provided in Section 9.10 hereof.

“Tax Authority” means any government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, workers’ compensation, customs duties, registration, documentary, occupation, real and personal property and estimated taxes, (ii) any item described in clause (i) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under Section 1502 of the Code or any predecessor or successor thereof or any analogous or similar provision under state, local, or foreign law, or by contract, assumption, indemnity or otherwise, and (iii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) or (ii).

[Signature page follows]

[Signature Page – Butler Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their authorized representatives as of the day and year first above written.

SELLER:

BUTLER PUBLISHING, INC.

By:	/s/ Ronald Uyematsu
Name: Ronald Uyematsu
Title:

PURCHASER:

CHIEF EXECUTIVE GROUP, LLC

By:	/s/ Marshall Cooper
Name: Marshall Cooper
Title: Authorized Signatory

With respect to Sections 1.1(ii), 1.11, 2.2(a)(iii), 2.2(a)(iv),
2.2(vi), 3.10, 6.1, 6.4, 7.3, and 9.10-9.12 only:

BUTLER INTERNATIONAL, INC.

By:  /s/ Ronald Uyematsu
Name:  Ronald Uyematsu
Title: President and Chief Executive Officer

Exhibit A

ESCROW AGREEMENT

Exhibit B

BILL OF SALE

THIS BILL OF SALE, made, delivered and effective as of June __, 2009, by BUTLER PUBLISHING, INC. (“Transferor”) in favor of CHIEF EXECUTIVE GROUP, LLC, a Delaware limited liability company (“Transferee”).

WITNESSETH:

WHEREAS, Transferor and Transferee, among others, have entered into an Asset Purchase Agreement, dated as of the date hereof (the “Agreement”), pursuant to which Transferor has agreed to sell, transfer, assign, convey and deliver to Transferee all of the Publishing Acquired Assets (as defined in the Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Transferor hereby sells, transfers, assigns, conveys and delivers to Transferee all of the right, title and interest, of Transferor in and to the Publishing Acquired Assets, free and clear of all Liens, to have and to hold said assets unto Transferee, its successors and assigns, and for its and their own use, forever.

Transferor hereby constitutes and appoints Transferee and its successors and assigns the true and lawful attorney of Transferor with full power of substitution, in the name of Transferee or the name of Transferor, on behalf of and for the benefit of Transferee:

(a)           to collect all Publishing Acquired Assets;

(b)           to endorse, without recourse, checks, notes and other instruments in connection with the Business (as defined in the Agreement) and attributable to the Publishing Acquired Assets;

(c)           to institute and prosecute all proceedings which Transferee may deem proper in order to collect, assert or enforce any claim, right or title in or to the Publishing Acquired Assets;

(d)           to defend and compromise all actions, suits or proceedings with respect to any of the Publishing Acquired Assets; and

(e)           to do all such reasonable acts and things with respect to the Publishing Acquired Assets as Transferee may deem advisable.

TRANSFEROR AGREES THAT THE FOREGOING POWERS ARE COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE AND SHALL NOT BE REVOKED BY TRANSFEROR DIRECTLY OR INDIRECTLY BY THE INSOLVENCY, BANKRUPTCY OR DISSOLUTION OF THE TRANSFEROR.  Transferee shall retain for its own account any amounts collected pursuant to the foregoing powers and, to the extent practicable, Transferor shall promptly pay to Transferee any amounts received by Transferor after the Closing (as defined in the Agreement) with respect to the Publishing Acquired Assets.

Transferor agrees that it will from time to time on or after the date hereof, to the extent practicable, promptly do, execute, acknowledge and deliver and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by the other party for better assigning, transferring, granting, conveying, assuring and conferring right, title and interest to Transferee of the Publishing Acquired Assets.

This Bill of Sale is executed in connection with and subject to the terms and conditions of the Agreement (including, without limitation, the exclusions set forth in Section 1.2 of the Asset Purchase Agreement and the acknowledgement and disclaimer set forth in Section 4.6 of the Asset Purchase Agreement).  As between Transferee and Transferor, nothing in this Bill of Sale shall be deemed to limit or modify any representations, warranties, liabilities, indemnities or other agreements as between Transferee and Transferor as provided for in the Agreement.

The laws of the State of Delaware (without regard to conflicts of laws principles that would require the application of any other law) shall govern the construction of this Bill of Sale and the rights, remedies and duties of the parties hereunder.  This Bill of Sale and the covenants and agreements contained herein shall survive the Closing.

[Balance of Page Intentionally Left Blank]

B-2

IN WITNESS WHEREOF, this Bill of Sale has been executed by a duly authorized officer of Transferor as of the day and year first written above.

TRANSFEROR:

BUTLER PUBLISHING, INC.

By:
Name:
Title:

Exhibit C

Assignment and assumption agreement

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) dated as of __________, 2009, is entered into by and between Butler Publishing, Inc., a Delaware corporation (the “Assignor”), and Chief Executive Group, LLC, a Delaware limited liability company (the “Assignee”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Asset Purchase Agreement (as hereinafter defined).

WHEREAS, the Assignor, as Seller, and Assignee, as Purchaser, have heretofore entered into that certain Asset Purchase Agreement, dated June __, 2009 (the “Asset Purchase Agreement”).

WHEREAS, in connection with the transactions contemplated by the Asset Purchase Agreement, and pursuant to Sections 2.2(a)(ii) and 2.2(b)(iii) of the Asset Purchase Agreement, among other things, the Assignor has agreed to enter into this Assignment to assign to Assignee all of Assignor's right, title and interest in and to (i) the Acquired Contracts to be assumed by Purchaser pursuant to Section 1.1(a) of the Asset Purchase Agreement (collectively, the “Assumed Contracts”) and (ii) the Receivables and the other Publishing Acquired Assets (the “Other Assets,” and collectively with the Acquired Contracts, the “Assigned Assets”, in each case, free and clear of all Liens).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which the Assignor and Assignee hereby acknowledge, the Assignor and Assignee hereby agree as follows:

1.           Assignment.  Effective as of the Closing Date, Assignor hereby assigns, sells, transfers, conveys and delivers to Assignee all of its right, title and interest in and to the Assigned Assets free and clear of all Liens.  Notwithstanding the foregoing, nothing herein shall constitute or evidence the assignment of any of the Excluded Assets nor any Contract not capable of being assigned to Assignee without the consent of any other third party thereto, if such assignment would constitute a breach thereof, or a violation of any applicable law, unless and until such consent is obtained.

2.           Assumption.  Effective as of the Closing Date, Assignee hereby accepts the foregoing assignment, sale, transfer, conveyance and delivery of all Assignor’s right, title and interest in and to the Assigned Assets, and does hereby assume and agrees to be bound by the terms and provisions of the Acquired Contracts and to pay, discharge, satisfy and faithfully perform all of Assignor’s duties and obligations thereunder to be performed from and after the Closing Date (the “Assumed Obligations”).  Assignee assumes no Excluded Asset or Excluded Liability, which shall remain the sole responsibility of the Assignor.

3.           Further Assurances.  The Assignor agrees to execute and deliver at the request of Assignee, without further consideration, all papers, instruments of sale, transfer, conveyance, confirmation and assignment, and to perform any other reasonable acts Assignee reasonably deems necessary in order to vest or more effectively transfer, convey, assign or confirm all of Assignor’s rights, title and interest in and to the Assigned Assets in or to Assignee or as described herein.

4.           Amendments.  This Assignment may be amended, modified or supplemented at any time only by a written agreement of both the Assignor and Assignee.  Any failure by the Assignor, on one hand, or Assignee, on the other hand, to comply with any term or provision of this Assignment may be waived by the Assignee or Assignor, respectively, at any time, by an instrument in writing signed by or on behalf of the Assignee or Assignor, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

5.           Execution in Counterparts.  This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

6.           Conflicts.  Notwithstanding anything to the contrary herein, the Assignor is executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Asset Purchase Agreement (including, without limitation, the exclusions set forth in Section 1.2 of the Asset Purchase Agreement and the acknowledgement and disclaimer set forth in Section 4.6 of the Asset Purchase Agreement).  Nothing in this Assignment should be deemed to supersede or enlarge or modify any of the provisions of the Asset Purchase Agreement.  If any conflict exists between the terms of this Assignment and the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall govern and control.

7.           Third-Party Beneficiaries.  This Assignment is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Assignment.

8.           Governing Law and Consent to Jurisdiction.  This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws rules thereof.

9.           Survival of Covenants.  This Assignment and the covenants and agreements contained herein shall survive the Closing.

10.           Interpretation.  The section headings contained in this Assignment are solely for the purposes of reference, and are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Assignment.

11.           Binding Effect; Assignment.  This Assignment and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, provided, that none of the parties shall assign any of its rights, interests or obligations under this Assignment, directly or indirectly, except as set forth in the Asset Purchase Agreement.  Any attempted assignment or delegation by a party without the other party’s written consent will be void.

IN WITNESS WHEREOF, the Assignor and Assignee have executed this Assignment as of the day and year first set forth above.

ASSIGNEE:

CHIEF EXECUTIVE GROUP, LLC

By:
Name:
Title:

ASSIGNOR:

BUTLER PUBLISHING, INC.

By:
Name:
Title:

Exhibit D-1

ASSIGNMENT OF INTELLECTUAL PROPERTY

This ASSIGNMENT OF INTELLECTUAL PROPERTY (this “Assignment”), dated as of ____________, 2009, is entered into by Butler Publishing, Inc. (the “Assignor”) in favor of Chief Executive Group, LLC, a Delaware limited liability company (the “Assignee”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

WHEREAS, Assignor and Assignee have heretofore entered into that certain Asset Purchase Agreement dated June __, 2009 (the “Asset Purchase Agreement”), pursuant to which Assignee has agreed to purchase from Assignor, and Assignor has agreed to sell, assign, transfer, convey and deliver to Assignee, Assignor’s right, title and interest in, to and under all Intellectual Property of Assignor including, without limitation (i) the trademarks and the applications and registrations therefor set forth in ANNEX “A” attached hereto and incorporated by reference herein (the “Assigned Trademarks”) together with the goodwill associated therewith, (ii) the patents and patent applications set forth in ANNEX “B” attached hereto and incorporated by reference herein (the “Assigned Patents”) and (iii) the copyrights and copyright registrations set forth in ANNEX “C” attached hereto and incorporated by reference herein (the “Assigned Copyrights”).

WHEREAS, concurrently with the execution and delivery of this Assignment, Assignor and Assignee are consummating the transactions contemplated by the Asset Purchase Agreement.  Pursuant to Sections 2.2(a)(iii) and 2.2(b)(iv) of the Asset Purchase Agreement, Assignor and Assignee are required to mutually execute and deliver this Assignment at the Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, Assignor makes the following assignment:

12.  Intellectual Property.  Assignor hereby assigns, sells, transfers, conveys and delivers to Assignee all of its right, title and interest in, to and under any and all of Assignor’s Intellectual Property (including, but not limited to the Assigned Patents, Assigned Trademarks and Assigned Copyrights subject to Sections 2-4 below), together with the goodwill of the Business connected with the use thereof (as applicable) and symbolized thereby and together with all claims for damages by reason of past infringement thereof, with the right to sue for, and collect the same for its own use and benefit, in accordance with the Asset Purchase Agreement, and for the use and benefit of its successors and assigns.

1.    Patents.  Assignor hereby assigns, sells, transfers, conveys and delivers to Assignee all of its right, title and interest in, to and under the Assigned Patents including, without limitation (i) all rights of priority corresponding thereto throughout the world, including all rights pursuant to the Paris Convention for the Protection of Industrial Property, (ii) all continuations, divisionals, continuations-in-part, substitutions, extensions and reissues thereof, and (iii) all rights to sue and collect damages for past, present and future infringement or other violation thereof.

13.           Trademarks.

(a)           Assignment.  Assignor hereby assigns, sells, transfers, conveys and delivers to Assignee all of its right, title and interest in, to and under the Assigned Trademarks, together with the goodwill of the business associated therewith, including, without limitation, the right to sue and collect damages for past, present and future infringement or other violation thereof.

(b)           Intent-to-use Applications.  With respect to any Assigned Trademarks for which applications have been filed on an “intent to use” basis and as to which a statement of use or amendment to allege use has not yet been filed with the Patent and Trademark Office as of the date hereof, the parties acknowledge that Assignee is a successor to the business of the Assignor or to the portion of the business to which such Assigned Trademarks pertain, which business is ongoing and existing.

14.           Copyrights.  Assignor hereby assigns, sells, transfers, conveys and delivers to Assignee all of its right, title and interest in, to and under the Assigned Copyrights, including, without limitation, (i) all rights pursuant to the Berne Convention for the Protection of Literary and Artistic Works and the WIPO Copyright Treaty and (ii) the right to sue and collect damages for past, present and future infringement or other violation thereof.

15.           Further Assurances.  Assignor agrees to execute and deliver at the request of Assignee, without further consideration, all papers, instruments of sale, transfer, conveyance, confirmation and assignment, and to perform any other reasonable acts Assignee reasonable deems necessary in order to vest or more effectively transfer, convey, assign or confirm all of Assignor’s rights, title and interest in and to the Intangible Property in or to Assignee, including all documents necessary to record in the name of Assignee the assignment of the trademarks and patents with the United States Patent and Trademark Office and the copyrights with the United States Copyright Office and, with respect to any equivalent foreign rights, with any other appropriate foreign or international office or registrar.

16.           Power of Attorney.  In the event that the Assignor fails to execute and deliver any document necessary or appropriate for any of the foregoing purposes (including renewals and/or extensions) listed in Section 5 above, the Assignor hereby irrevocably designates and appoints the Assignee and its duly authorized officers as agents and attorneys-in-fact to act for and on behalf of Assignor, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Assignor.

17.           Execution in Counterparts.  This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

18.           Amendments.  This Assignment may be amended, modified or supplemented at any time only by a written agreement of both the Assignor and Assignee.  Any failure by Assignor, on one hand, or Assignee, on the other hand, to comply with any term or provision of this Assignment may be waived by Assignee or Assignor, respectively, at any time, by an instrument in writing signed by or on behalf of Assignee or Assignor, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

19.           Conflicts.  Notwithstanding anything to the contrary herein, Assignor is executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Asset Purchase Agreement (including, without limitation, the exclusions set forth in Section 1.2 of the Asset Purchase Agreement and the acknowledgement and disclaimer set forth in Section 4.6 of the Asset Purchase Agreement).  Nothing in this Assignment should be deemed to supersede or enlarge or modify any of the provisions of the Asset Purchase Agreement.  If any conflict exists between the terms of this Assignment and the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall govern and control.

20.           Third-Party Beneficiaries.  This Assignment is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Assignment.

21.           Governing Law and Consent to Jurisdiction.  This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws rules thereof.

22.           Survival of Covenants.  This Assignment and the covenants and agreements contained herein shall survive the Closing.

23.           Interpretation.  The section headings contained in this Assignment are solely for the purposes of reference, and are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Assignment.

24.           Binding Effect; Assignment.  This Assignment and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, provided, that none of the parties shall assign any of its rights, interests or obligations under this Assignment, directly or indirectly, except as set forth in the Asset Purchase Agreement.  Any attempted assignment or delegation by a party without the other party’s written consent will be void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor has executed this Assignment as of the ___ of ______________, 2009.

ASSIGNOR:

BUTLER PUBLISHING, INC.
By:
Name:
Title:

ACCEPTED AND AGEEED:

CHIEF EXECUTIVE GROUP, LLC

By:
Name:
Title:

ANNEX A

ASSIGNED TRADEMARKS

ANNEX B

ASSIGNED PATENTS

ANNEX C

ASSIGNED COPYRIGHTS

Exhibit D-2

ASSIGNMENT OF INTELLECTUAL PROPERTY

This ASSIGNMENT OF INTELLECTUAL PROPERTY (this “Assignment”), dated as of ____________, 2009, is entered into by Butler International, Inc. (the “Assignor”) in favor of Chief Executive Group, LLC, a Delaware limited liability company (the “Assignee”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

WHEREAS, Assignor and Assignee have heretofore entered into that certain Asset Purchase Agreement dated June __, 2009 (the “Asset Purchase Agreement”), pursuant to which Assignee has agreed to purchase from Assignor, and Assignor has agreed to sell, assign, transfer, convey and deliver to Assignee, Assignor’s right, title and interest in, to and under the Parent Acquired Assets, including, without limitation (i) the trademarks and the applications and registrations therefor set forth in ANNEX “A” attached hereto and incorporated by reference herein (the “Assigned Trademarks”) together with the goodwill associated therewith, (ii) the patents and patent applications set forth in ANNEX “B” attached hereto and incorporated by reference herein (the “Assigned Patents”) and (iii) the copyrights and copyright registrations set forth in ANNEX “C” attached hereto and incorporated by reference herein (the “Assigned Copyrights”).

WHEREAS, concurrently with the execution and delivery of this Assignment, Assignor and Assignee are consummating the transactions contemplated by the Asset Purchase Agreement.  Pursuant to Sections 2.2(a)(iii) and 2.2(b)(iv) of the Asset Purchase Agreement, Assignor and Assignee are required to mutually execute and deliver this Assignment at the Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, Assignor makes the following assignment:

1.      Intellectual Property.  Assignor hereby assigns, sells, transfers, conveys and delivers to Assignee all of its right, title and interest in, to and under the Parent Acquired Assets (including, but not limited to the Assigned Patents, Assigned Trademarks and Assigned Copyrights subject to Sections 2-4 below), together with the goodwill of the Business connected with the use thereof (as applicable) and symbolized thereby and together with all claims for damages by reason of past infringement thereof, with the right to sue for, and collect the same for its own use and benefit, in accordance with the Asset Purchase Agreement, and for the use and benefit of its successors and assigns.

2.      Patents.  Assignor hereby assigns, sells, transfers, conveys and delivers to Assignee all of its right, title and interest in, to and under the Assigned Patents including, without limitation (i) all rights of priority corresponding thereto throughout the world, including all rights pursuant to the Paris Convention for the Protection of Industrial Property, (ii) all continuations, divisionals, continuations-in-part, substitutions, extensions and reissues thereof, and (iii) all rights to sue and collect damages for past, present and future infringement or other violation thereof.

2.           Trademarks.

(a)           Assignment.  Assignor hereby assigns, sells, transfers, conveys and delivers to Assignee all of its right, title and interest in, to and under the Assigned Trademarks, together with the goodwill of the business associated therewith, including, without limitation, the right to sue and collect damages for past, present and future infringement or other violation thereof.

(b)           Intent-to-use Applications.  With respect to any Assigned Trademarks for which applications have been filed on an “intent to use” basis and as to which a statement of use or amendment to allege use has not yet been filed with the Patent and Trademark Office as of the date hereof, the parties acknowledge that Assignee is a successor to the business of the Assignor or to the portion of the business to which such Assigned Trademarks pertain, which business is ongoing and existing.

3.           Copyrights.  Assignor hereby assigns, sells, transfers, conveys and delivers to Assignee all of its right, title and interest in, to and under the Assigned Copyrights, including, without limitation, (i) all rights pursuant to the Berne Convention for the Protection of Literary and Artistic Works and the WIPO Copyright Treaty and (ii) the right to sue and collect damages for past, present and future infringement or other violation thereof.

4.           Further Assurances.  Assignor agrees to execute and deliver at the request of Assignee, without further consideration, all papers, instruments of sale, transfer, conveyance, confirmation and assignment, and to perform any other reasonable acts Assignee reasonable deems necessary in order to vest or more effectively transfer, convey, assign or confirm all of Assignor’s rights, title and interest in and to the Intangible Property in or to Assignee, including all documents necessary to record in the name of Assignee the assignment of the trademarks and patents with the United States Patent and Trademark Office and the copyrights with the United States Copyright Office and, with respect to any equivalent foreign rights, with any other appropriate foreign or international office or registrar.

5.           Power of Attorney.  In the event that the Assignor fails to execute and deliver any document necessary or appropriate for any of the foregoing purposes (including renewals and/or extensions) listed in Section 5 above, the Assignor hereby irrevocably designates and appoints the Assignee and its duly authorized officers as agents and attorneys-in-fact to act for and on behalf of Assignor, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Assignor.

6.           Execution in Counterparts.  This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.           Amendments.  This Assignment may be amended, modified or supplemented at any time only by a written agreement of both the Assignor and Assignee.  Any failure by Assignor, on one hand, or Assignee, on the other hand, to comply with any term or provision of this Assignment may be waived by Assignee or Assignor, respectively, at any time, by an instrument in writing signed by or on behalf of Assignee or Assignor, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

8.           Conflicts.  Notwithstanding anything to the contrary herein, Assignor is executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Asset Purchase Agreement (including, without limitation, the exclusions set forth in Section 1.2 of the Asset Purchase Agreement and the acknowledgement and disclaimer set forth in Section 4.6 of the Asset Purchase Agreement).  Nothing in this Assignment should be deemed to supersede or enlarge or modify any of the provisions of the Asset Purchase Agreement.  If any conflict exists between the terms of this Assignment and the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall govern and control.

9.           Third-Party Beneficiaries.  This Assignment is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Assignment.

10.          Governing Law and Consent to Jurisdiction.  This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws rules thereof.

11.          Survival of Covenants.  This Assignment and the covenants and agreements contained herein shall survive the Closing.

12.          Interpretation.  The section headings contained in this Assignment are solely for the purposes of reference, and are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Assignment.

13.          Binding Effect; Assignment.  This Assignment and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, provided, that none of the parties shall assign any of its rights, interests or obligations under this Assignment, directly or indirectly, except as set forth in the Asset Purchase Agreement.  Any attempted assignment or delegation by a party without the other party’s written consent will be void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor has executed this Assignment as of the ___ of ______________, 2009.

ASSIGNOR:

BUTLER INTERNATIONAL, INC.

By:
Name:
Title:

ACCEPTED AND AGREED:

CHIEF EXECUTIVE GROUP, LLC

By:
Name:
Title:

ANNEX A

ASSIGNED TRADEMARKS

ANNEX B

ASSIGNED PATENTS

ANNEX C

ASSIGNED COPYRIGHTS

exhibit E

assignment of domain names

This DOMAIN NAME ASSIGNMENT (this “Assignment”), dated as of __________, 2009, is made by [Butler Publishing, Inc.] [Butler International, Inc.] (the “Assignor”), in favor of Chief Executive Group, LLC, a Delaware limited liability company (the “Assignee”).

WHEREAS, the Assignor is listed as the registrant of the domain names set forth in Annex “A” attached hereto (the “Assigned Domains”).

WHEREAS, the Assignee desires to acquire all right, title and interest in and to the Assigned Domains, pursuant to that certain Asset Purchase Agreement, dated as of ___________, 2009 (the “Asset Purchase Agreement”), by and between Assignor, Assignee, and Butler International, Inc, a Maryland corporation.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Assignor makes the following assignment and agrees as follows:

1.           Assignment.  Assignor hereby assigns to Assignee all right, title and interest in and to the Assigned Domains and the registrations for the Assigned Domains, free and clear of all Liens.

2.           Terms.  The terms and covenants of this Assignment shall inure to the benefit of said Assignee, its successors, assigns and other legal representatives, and shall be binding upon the Assignor, its successors, assigns and other legal representatives.

3.           Further Assurances.  Assignor agrees to execute and deliver at the request of Assignee, without further consideration, all papers, instruments of sale, transfer, conveyance, confirmation and assignment, and to perform any other reasonable acts Assignee reasonable deems necessary in order to vest or more effectively transfer, convey, assign or confirm all of Assignor’s rights, title and interest in and to the Assigned Domains in or to Assignee.  To the extent practicable, the Assignor agrees to provide the appropriate authorizations to, and to execute the appropriate forms for, the applicable registration organization, or to the Assignee if appropriate, and will use its best efforts to comply promptly with all other remaining steps necessary to transfer all Assigned Domains.

4.           Power of Attorney.  In the event that the Assignor fails to execute and deliver any document necessary or appropriate for any of the foregoing purposes (including renewals and/or extensions) listed in Section 3 above, the Assignor hereby irrevocably designates and appoints the Assignee and its duly authorized officers as agents and attorneys-in-fact to act for and on behalf of Assignor, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Assignor.

5.           Amendments.  This Assignment may be amended, modified or supplemented at any time only by a written agreement of both the Assignor and Assignee.  Any failure by Assignor, on one hand, or Assignee, on the other hand, to comply with any term or provision of this Assignment may be waived by Assignee or Assignor, respectively, at any time, by an instrument in writing signed by or on behalf of Assignee or Assignor, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

6.           Execution in Counterparts.  This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.           Conflicts.  Notwithstanding anything to the contrary herein, Assignor is executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Asset Purchase Agreement (including, without limitation, the exclusions set forth in Section 1.2 of the Asset Purchase Agreement and the acknowledgement and disclaimer set forth in Section 4.6 of the Asset Purchase Agreement).  Nothing in this Assignment should be deemed to supersede or enlarge or modify any of the provisions of the Asset Purchase Agreement.  If any conflict exists between the terms of this Assignment and the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall govern and control.

8.           Third-Party Beneficiaries.  This Assignment is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Assignment.

9.           Governing Law and Consent to Jurisdiction.  This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws rules thereof.

10.           Survival of Covenants.  This Assignment and the covenants and agreements contained herein shall survive the Closing.

11.           Interpretation.  The section headings contained in this Assignment are solely for the purposes of reference, and are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Assignment.

12.           Binding Effect; Assignment.  This Assignment and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, provided, that none of the parties shall assign any of its rights, interests or obligations under this Assignment, directly or indirectly, except as set forth in the Asset Purchase Agreement.  Any attempted assignment or delegation by a party without the other party’s written consent will be void.

IN WITNESS WHEREOF, this Assignment is executed by the undersigned duly authorized representative as of the year and date first set forth above.

ASSIGNOR:

[BUTLER PUBLISHING, INC.]

[BUTLER INTERNATIONAL, INC.]

By:
Name:
Title:

ACCEPTED AND AGREED:

By:
Name:
Title:

Annex A

ASSIGNED DOMAINS

exhibit f

Closing Certificate

This Certificate is delivered by the undersigned Seller and its Secretary, pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of June __, 2009 among BUTLER PUBLISHING, INC., a Delaware corporation (“Seller”), and CHIEF EXECUTIVE GROUP, LLC, a Delaware limited liability company (the “Purchaser”).  Capitalized terms used in this Certificate and not otherwise defined have the meanings assigned to them in the Purchase Agreement.

Seller and its Secretary do hereby certify to Purchaser that:

(i)
the representations and warranties of Seller contained in the Purchase Agreement that are not qualified by materiality are true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and the representations and warranties of Seller contained in the Purchase Agreement that are qualified by materiality are true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date.

(ii)
Seller has performed and complied, in all material respects, with all of its respective covenants and obligations contained in the Purchase Agreement to be performed and complied with by it on or prior to the Closing Date.

(iii)	all of the conditions precedent to the closing of the transactions contemplated by the Purchase Agreement set have been satisfied at and as of the Closing;

(iv)	Attached hereto as Exhibit A is a complete and correct copy of the certificate of incorporation and bylaws of Seller as in effect on the date hereof.

(v)
Attached hereto as Exhibit B is a true, correct and complete copy of resolutions adopted by the unanimous written consent of the Board of Directors of Seller on June __, 2009; and said resolutions have not been rescinded or modified in any respect but still remain in full force and effect.

(vi)	Attached hereto as Exhibit C is a true, complete and correct copy of a Certificate of Good Standing of Seller, issued by the Secretary of State of the State of Delaware and dated as of a recent date.

(vii)
The following persons are duly elected and qualified officers or managers of Seller, as indicated, and hold the respective offices set forth opposite their names below and the signatures set forth opposite their name below are their genuine signatures:

Name	Office	Signature

(viii)	Attached hereto as Exhibit D is a true and correct statement of Publishing’s accounts receivable as of the Closing Date.

In Witness whereof, the undersigned has executed and delivered this certificate as of June __, 2009.

BUTLER PUBLISHING, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned Secretary of Seller has executed this Certificate on behalf of Seller as of the date first written above.

Name:
Title: Secretary

The undersigned, ____________________, in the capacity set forth below, hereby does certify that the signature set forth above is the true and genuine signature of ___________, the Secretary of Seller.

Name:
Title:

Exhibit G

UNDERTAKING

This UNDERTAKING (“Undertaking”), dated as of [                         ], 2009 is made by      , a   (“Assignee”) in favor of                                    , a           (“Assignor”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Asset Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, pursuant to the Asset Purchase Agreement, dated as of [                     ], 2009 (the “Asset Purchase Agreement”), by and between Assignor and Assignee, Assignor is selling to Assignee and Assignee is purchasing from the Assignor, free and clear of all Liens, substantially all of the property and assets of the Business; and

WHEREAS, pursuant Section 2.2(b)(ii) to the Asset Purchase Agreement, and as a material part of the consideration therefor, the Asset Purchase Agreement requires the Assignee to undertake to assume and to agree to perform, pay or discharge, when due certain liabilities and obligations of Assignor.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Asset Purchase Agreement, the parties hereby agree as follows:

1.           Undertaking.  Assignee hereby undertakes, assumes and agrees to pay or discharge in accordance with their terms, to the extent not heretofore paid or discharged and subject to the limitations contained in this Undertaking, the Assumed Liabilities listed or described in Annex “A” attached hereto.

2.           Certain Limitations

(a)           The assumption by Assignee of the Assumed Liabilities shall not be construed to defeat, impair or limit in any way the rights, claims or remedies of Assignor or Assignee under the Asset Purchase Agreement.

(b)           Other than as set forth in this Undertaking, Assignee assumes no liability or obligation of any kind, character or description of Assignor, the Business or any other Person.  Nothing herein shall constitute an assumption by Assignee of the Excluded Liabilities.  Assignor will continue to be liable for and will appropriately discharge all of their obligations which are not Assumed Liabilities.

3.           Effective Time.  The undertaking of the Assumed Liabilities by Assignee, pursuant to this Undertaking, shall be effective as of the Closing.

4.           Amendments.  This Undertaking may be amended, modified or supplemented at any time only by a written agreement of both the Assignors and Assignee.  Any failure by Assignors, on one hand, or Assignee, on the other hand, to comply with any term or provision of this Assignment may be waived by Assignee or Assignors, respectively, at any time, by an instrument in writing signed by or on behalf of Assignee or Assignors, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

5.           Execution in Counterparts.  This Undertaking may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

6.           Conflicts.  Notwithstanding anything to the contrary herein, Assignors are executing and delivering this Undertaking in accordance with and subject to all of the terms and provisions of the Asset Purchase Agreement (including, without limitation, the exclusions set forth in Section 1.2 of the Asset Purchase Agreement and the acknowledgement and disclaimer set forth in Section 6 of the Asset Purchase Agreement).  Nothing in this Undertaking should be deemed to supersede or enlarge or modify any of the provisions of the Asset Purchase Agreement.  If any conflict exists between the terms of this Undertaking and the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall govern and control.

7.           Third-Party Beneficiaries.  This Undertaking is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Undertaking.

8.           Governing Law and Consent to Jurisdiction.  This Undertaking shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws rules thereof.

9.           Interpretation.  The section headings contained in this Undertaking are solely for the purposes of reference, and are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Undertaking.

10.           Survival of Covenants.  This Undertaking and the covenants and agreements contained herein shall survive the Closing.

11.           Binding Effect; Assignment.  This Undertaking and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, provided, that none of the parties shall assign any of its rights, interests or obligations under this Undertaking, directly or indirectly, except as set forth in the Asset Purchase Agreement.  Any attempted assignment or delegation by a party without the other party’s written consent will be void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Undertaking to be duly executed and delivered as of the day and year first above written.

ASSIGNEE:

CHIEF EXECUTIVE GROUP, LLC

By:
Name:
Title:

Exhibit H

BIDDING PROCEDURES ORDER

Schedule 1.3(a)(i)

Schedule 1.3(a)(ii)

Third Party Assumed Liabilities

Schedule 1.3(a)(iii)

Additional Third Party Assumed Liabilities